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                        ARTICLES OF INCORPORATION                   Exhibit  2.1

     FILED IN THE OFFICE OF THE SECRETARY
     OF STATE OF THE STATE OF GEORGIA
     FEBRUARY 23, 1999

                                  ARTICLE ONE
                                     NAME

     The name of the Corporation is ALLIANCE HEALTHCARD, INC.

                                  ARTICLE TWO
                               REGISTERED OFFICE

     The address of the registered office of the Corporation in the State of Georgia is 3343 Peachtree Road, Suite 610, Atlanta, Georgia 30326n the County of Fulton. The name of the Corporation's registered agent in the State of Georgia at such address is Michael W. Broadbear, Esq.

                                 ARTICLE THREE
                                   PURPOSES

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Georgia Business Corporation Code.

                                 ARTICLE FOUR
                                 CAPITAL STOCK

     The aggregate number of shares of stock which the Corporation shall have authority to issue is ten million (10,000,000) shares of $.001 par value Common Stock.

                                 ARTICLE FIVE
                                    BYLAWS

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, rescind, alter or amend in any respect the Bylaws of the Corporation.

                                  ARTICLE SIX
                           INITIAL PRINCIPAL OFFICE

     The address of the initial principal office of the Corporation is 3500 Parkway Lane, Suite 310, Norcross, Georgia 30092.

                                 ARTICLE SEVEN
                     SHAREHOLDER ACTION BY WRITTEN CONSENT

     To the extent allowed by law, any action that is required to be or may be taken at a meeting of the Shareholders of the Corporation may be taken without a meeting if written consent, setting forth the action, shall be signed by persons who would be entitled to vote at a meeting those shares having voting power to cast no less than the minimum number (or numbers, in the case of voting by classes) of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted. Notice shall be given within ten (10) days of the taking of corporate action without a meeting by less than unanimous written consent to those Shareholders on the record date whose shares were not represented on the written consent.

                                 ARTICLE EIGHT

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                         PLACE OF MEETINGS AND RECORDS

     Meetings of Shareholders of the Corporation may be held within or without the State of Georgia, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision of applicable law) within or without the State of Georgia at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

                                 ARTICLE NINE
                      LIMITATION ON DIRECTORS' LIABILITY

     A Director of this Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any appropriation, in violation of his duties, of any business opportunity of the Corporation, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the type of liability set forth under Section 14-2-832 of the Georgia Business Corporation Code, or (iv) for any transaction from which the Director received an improper personal benefit.

     If the Georgia Business Corporation Code is hereafter amended to authorize the further elimination or limitation of the liability of a Director, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Georgia Business Corporation Code, as so amended.

     Any repeal or modification of the foregoing provisions of this Article Nine by the Shareholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     The provisions of this Article Nine shall not be deemed to limit or preclude indemnification of a Director by the Corporation for any liability of a Director which has not been eliminated by the provisions of this Article Nine.

                                  ARTICLE TEN
                                  INCORPORATOR

The name and address of the incorporator is as follows:

                             David M. Pedley, Esq.
                                Minkin & Snyder
                          A Professional Corporation
                              One Buckhead Plaza
                        3060 Peachtree Road, Suite 1100
                            Atlanta, Georgia 30305

     IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed and acknowledged these Articles of Incorporation this 22/nd/ day of February, 1999.

David M. Pedley, Incorporator

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